FOR IMMEDIATE RELEASE	Contact: Paul W. Wenger
Phone: 717-733-4181
Email: pwenger@epnb.com

DR. BRIAN K. REED JOINS ENB FINANCIAL CORP’S BOARD OF DIRECTORS

(July 29, 2013) – Ephrata, PA – Dr. Brian K. Reed was recently appointed to the Board of Directors of ENB Financial Corp and its subsidiary, Ephrata National Bank. Dr. Reed will begin his Board service on August 14, 2013, replacing J. Harold Summers, who served as a director for nearly seventeen years until his retirement in May at the annual meeting.

Dr. Reed is a large animal veterinarian and a partner in Agricultural Veterinary Associates, Lititz, PA, serving the agricultural community throughout Central Pennsylvania. He is a graduate of the University of Minnesota’s College of Veterinary Medicine (DVM-1987), and Lebanon Valley College (MBA-2001). Since 1987 he has served the area as a veterinarian with a focus on dairy, combining veterinary medicine with business management consulting. He is actively involved in a number of veterinary organizations, associations and commissions, as well as his church. Dr. Brian Reed and his wife, Cerrita, have a daughter and reside on a Polled Dorset sheep farm near Manheim.

ENB Financial Corp, headquartered in Ephrata, PA, is the bank holding company for its wholly-owned subsidiary Ephrata National Bank. Ephrata National Bank operates from nine locations in northern Lancaster County, Pennsylvania, with the headquarters located at 31 E. Main Street, Ephrata, PA. Ephrata National Bank has been serving the community since 1881. For more information about ENB Financial Corp, visit the Corporation’s web site at www.enbfc.com.

This news release may contain forward-looking statements concerning the future operations of ENB Financial Corp. Forward-looking statements are based on management’s current expectations, assumptions, estimates, and projections about the Corporation, the financial services industry, and the economy. The Private Securities Reform Act of 1995 provides safe harbor in the event the projected future operations are not met. There are a number of future factors such as changes in fiscal or monetary policy, or changes in the economic climate that will influence the Corporation’s future operations. These factors are difficult to predict with regard to how likely and to what degree or significance that they would occur. Actual results may differ materially from what may have been forecasted in the forward-looking statements. We are not obligated to publicly update any forward-looking statements to reflect the effects of subsequent events.

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